SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
                    Act of 1934 or Suspension of Duty to File
                   Reports Under Sections 13 and 15(d) of the
                               Securities Exchange
                                   Act of 1934

               Commission File Number           33-49574

                              Lyman Lumber Company
             (Exact name of registrant as specified in its charter)

            300 Morse Ave., Excelsior, MN  55331          (612) 470-3600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Subordinated Debentures due June 30, 2003, Series
          10% (Title of each class of securities covered by this Form)

                                      None.
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [  ]       Rule 12h-3(b)(1)(ii)   [  ]
        Rule 12g-4(a)(1)(ii)    [  ]       Rule 12h-3(b)(2)(i)    [  ]
        Rule 12g-4(a)(2)(i)     [  ]       Rule 12h-3(b)(2)(ii)   [  ]
        Rule 12g-4(a)(2)(ii)    [  ]       Rule 15d-6             [X]
        Rule 12h-3(b)(1)(i)     [  ]

         Approximate number of holders of record as of the certification or notice date (January 1, 1997):

                                       163

         Pursuant to the requirements of the Securities Exchange Act of 1934 Lyman Lumber Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                              Lyman Lumber Company

Dated: January 30, 1997

                             By: /s/ John D. Gilpin
                                     John D. Gilpin
                                     Senior Vice President and Secretary